Exhibit 3.36
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:15 PM 04/30/2003
FILED 05:16 PM 04/30/2003
SRV 030281275 –3650527 FILE
CERTIFICATE OF INCORPORATION
OF
ALLIED GREEN POWER, INC.
          1. The name of the Corporation is Allied Green Power, Inc. (the “Corporation).
          2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
          4. The total number of shares that the Corporation will have authority to issue is 1,000 shares of common stock, no par value (the “Common Stock”), and 1,000 shares of preferred stock, no par value (the “Preferred Stock”). The Common Stock and the Preferred Stock shall be identical except for the voting rights of the Preferred Stock set forth in the remainder of this Article 4. The holders of shares of Preferred Stock shall have the right to vote, together with the holders of the Common Stock, as a single class, on all matters on which the holders of shares of Common Stock are entitled to vote. For purposes of such voting, each share of Common Stock and each share of Preferred Stock shall be entitled to one vote. Notwithstanding the foregoing, however, at all times when there are any shares of Preferred Stock issued and outstanding, the holders of shares of Preferred Stock voting together as a class shall be entitled to: (a) an aggregate number of votes equal to the greater of (i) the number of votes to which they are entitled pursuant to the preceding sentence and (ii) the number of votes equivalent to at least 28.6% of the total votes entitled to be cast; and (b) elect directors constituting at least 28.6% of the Board of Directors.
          5. The name and mailing address of the incorporator are as follows:
W. T. Eggleston, Jr.
3003 N. Central Avenue
Suite 2600
Phoenix, AZ 85012
The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.
          6. The initial Directors of the Corporation and their addresses are as follows:
Donald W. Slager
James E. Gray
Thomas P. Martin
15880 N. Greenway-Hayden Loop
Scottsdale, AZ 85260

          7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation.
          8. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
          9. The Corporation reserves the right to amend, altar, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.
          10. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.
          11. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors and/or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          12. Immediately after the filing of this Certificate of Incorporation with the Delaware Secretary of State, the undersigned Incorporator shall resign and thereafter the affairs of the Corporation shall be managed by the directors named herein and their successors.
          IN WITNESS WHEREOF, the undersigned incorporator has caused this Certificate of Incorporation to be duly executed as of the 30th day of April, 2003.
/s/ W. T. Eggleston

W. T. Eggleston, Jr., Incorporator

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